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Exhibit 99(a)(5)(ii)

News

Investor Contact: Chip Merritt
610-738-6376
cmerritt@cephalon.com

Media Contact: Robert W. Grupp
610-738-6402
rgrupp@cephalon.com

For Immediate Release

Cephalon, Inc. Completes Exchange Offer
for Its Zero Coupon Convertible Subordinated Notes Due 2033

        West Chester, PA—December 16, 2004—Cephalon, Inc. (Nasdaq: CEPH) today announced that it has completed its offer to exchange its outstanding Zero Coupon Convertible Subordinated Notes Due 2033, First Putable June 15, 2008 (the "Old 2008 Notes"), and Zero Coupon Convertible Subordinated Notes Due 2033, First Putable June 15, 2010 (the "Old 2010 Notes", and together with the Old 2008 Notes, the "Old Notes"), for an equal amount of the Company's Zero Coupon Convertible Subordinated Notes Due 2033, First Putable June 15, 2008 (the "New 2008 Notes"), and Zero Coupon Convertible Subordinated Notes Due 2033, First Putable June 15, 2010 (the "New 2010 Notes", and together with the New 2008 Notes, the "New Notes"). The exchange offer expired at 9:00 A.M., New York City time, on December 15, 2004 (the "Expiration Date").

        As of the Expiration Date, $361,784,000 principal amount of the Old 2008 Notes, representing approximately 96.5 percent of the Old 2008 Notes outstanding, and $370,256,000 principal amount of the Old 2010 Notes, representing approximately 98.7 percent of the Old 2010 Notes outstanding, had been validly tendered and not withdrawn pursuant to the exchange offer. Cephalon has accepted all notes that have been validly tendered for exchange and will issue a like principal amount of the New 2008 Notes and New 2010 Notes in exchange for the tendered Old 2008 Notes and Old 2010 Notes, respectively.

Cephalon, Inc.

        Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

        Cephalon currently employs approximately 2,100 people in the United States and Europe. U.S. sites include the company's headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah, and Eden Prairie, MN. Cephalon's major European offices are located in Guildford, England, Martinsried, Germany, and Maisons-Alfort, France.

        The company currently markets three proprietary products in the United States: PROVIGIL, GABITRIL, ACTIQ and more than 20 products internationally. Full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

        In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, yearly and quarterly sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Cephalon's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.

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SOURCE: Cephalon, Inc. • 145 Brandywine Parkway • West Chester, PA 19380-4245 • (610) 344-0200 • Fax (610) 344-0981

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  Exhibit 99(a)(5)(ii)
Cephalon, Inc. Completes Exchange Offer for Its Zero Coupon Convertible Subordinated Notes Due 2033